EXHIBIT 99.1

GREEN PLAINS RENEWABLE ENERGY, INC. (GPRE)

ANNOUNCES CLOSING ON APPROXIMATELY

$47 MILLION OF EQUITY FINANCING.

Las Vegas, NV, July 31, 2006 (Market Wire) Green Plains Renewable Energy, Inc. (NASDAQ: GPRE) (AMEX: GPRE) today announced that it recently closed on approximately $48 million dollars in equity financing. After the deduction of commissions and selling expenses, the Company netted approximately $47 million dollars. The officers and directors of the Company placed approximately $32.8 million of the offering, on which no commissions were paid. Placement Agents assisted the Company in placing approximately $15.2 million of the offering, on which commissions totaling approximately 6% were paid.

Barry Ellsworth, GPRE’s CEO and President, today said, “I would like to take this opportunity to thank Anderson and Strudwick, Sanders Morris Harris, and Smith Hayes Financial Services, for their assistance in helping the Company secure the equity financing needed to build our second 50 million gallon ethanol plant.” The Company’s second plant will be built near Superior, Iowa. It is anticipated that construction on the Superior plant will commence in the near future.

GPRE is currently building a 50 million gallon name plate ethanol facility in Shenandoah, Iowa. That plant is fully funded and is expected to commence operations in the spring or summer of 2007. The money raised in the recently closed offering will finance part of the construction and start-up costs of GPRE’s second 50 million gallon name plate facility to be built near Superior, Iowa. Start-up of the Superior plant is anticipated in the late summer to fall of 2007. GPRE anticipates that it will have over 100 million gallons of ethanol production before late fall of 2007. The Company intends to expand the production capacity at both of these plants in the future and intends to build other plants at other locations.

This news release contains forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, as amended. Such statements are identified by the use of words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” and other words and terms of similar meaning in connection with any discussion of future operating or financial performance. Such statements are based on management’s current expectations and are subject to various factors, risks and uncertainties that may cause actual results, outcome of events, timing and performance to differ materially from those expressed or implied by such forward-looking statements. GPRE may experience significant fluctuations in future operating results due to a number of economic conditions, including, but not limited to, competition in the ethanol industry, risks associated with plant construction and technology development, and other risk factors detailed in GPRE’S SEC filings. Additional information with respect to these and other factors, which could materially affect GPRE and its operations, are included on certain forms GPRE has filed with the SEC. GPRE assumes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

Source: Green Plains Renewable Energy, Inc. - www.gpreethanol.com

Contact: Green Plains Renewable Energy, Inc. - 702.363.9307